CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective
Amendment No. 26 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 11, 1996, relating to the financial statements and financial highlights appearing in the August 31, 1996 Annual Report to Shareholders of Colonial Adjustable Rate U.S. Government Fund, a series of Colonial Trust II, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "The Fund's Financial History" in the Prospectus, which constitutes part of this Registration Statement, and under the heading "Independent Accountants" in the Statement of Additional Information.


Price Waterhouse LLP
Boston, Massachusetts
October 25, 1996